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                                                                 Exhibit 10.6(A)


                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of April 3, 2000 between RESOURCE BANCSHARES MORTGAGE GROUP, INC. ("RMBG") and Harold Lewis, Jr. ("Employee").

                                   WITNESSETH:

         WHEREAS, the parties hereto desire to provide for the Employee's employment by RBMG.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

         1.       Employment.

         RBMG agrees to employ the Employee and the Employee agrees to enter into the employ of RMBG on the terms and conditions hereafter set forth.

         2.       Capacity and Duties.

         The Employee shall be employed as an Executive Vice President of RMBG. In addition, the Employee shall upon request serve as an officer and on the Board of Directors of such subsidiaries as the Board of Directors or management of RBMG may from time to time designate. The Employee shall perform his responsibilities in accordance with the direction and supervision of the Board of Directors and Chief Executive Officer of RBMG and he shall devote his full business time, skill, energies, business judgment, knowledge and best efforts to the advancement of the best interests of RBMG and the performance of such executive, administrative and operational duties on behalf of RBMG and its subsidiaries, appropriate to the offices he holds or shall hold hereunder, as the Board of Directors or Chief Executive Officer of RBMG may assign. The requirement that the Employee devote his full business time shall not be construed to prevent the Employee from making investments in stocks, bonds and other types of personal property, both tangible and intangible, and real estate or engaging in church, charitable or other community activities which do not, singly or in the aggregate, materially impair his ability to fulfill his responsibilities under this Agreement.

         3.       Term.

         The term of the Employee's employment hereunder shall be for the period commencing as of April 3, 2000 (the "Commencement Date") and ending on April 2, 2002 unless such term is terminated earlier by or pursuant to Section 5.

         4.       Compensation and Benefits.

                  (a) Salary. RBMG shall pay or cause to be paid to the Employee, as compensation for all of the services to be rendered by him hereunder during the term hereof, a salary of $225,000 per year ("Base Salary"), payable in accordance with the


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         regular payroll practices of RBMG for executives, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations and less such other deductions or amounts, if any, as are authorized by the Employee. The Board of Directors of RBMG shall have the right to increase the Employee's Base Salary from time to time.

                  (b) Annual Bonus. The Employee shall be eligible to be considered for an annual bonus.

                  (c) Expenses. To the extent not otherwise paid for by RBMG or one of its subsidiaries, RBMG will reimburse the Employee or cause the Employee to be reimbursed for reasonable expenses incurred in promoting RBMG's and its subsidiaries' businesses, including expenses for travel and entertainment, such reimbursement to be made promptly upon presentation of appropriate receipts or other substantiation.

                  (d) Plans. The Employee shall be entitled to participate in any and all employee benefit plans as may be in effect for executives of RBMG to the extent that he is eligible for participation therein and coverage thereunder. Such right of participation in any such plan and the degree or amount thereof shall be subject, however, to generally applicable RBMG policies and to action by RBMG's Board of Directors or any administrative or other committee or to any other administrative or managerial determination provided in or contemplated by such plan, it being agreed that this Agreement is not intended to impair the right of any committee or other group or person concerned with the administration of such plan to exercise in good faith the full discretion reposed in him or them by such plan.

                  (e) Vacation. The Employee shall be entitled to paid vacation during each year of this Agreement in accordance with the policies of RBMG with respect thereto applicable to officers with comparable duties and responsibilities. Unused vacation time in any year shall not be carried over to subsequent years and the Employee shall not be entitled to pay in lieu of unused vacation time.

                  (f) Withholding. The Employee acknowledges that certain payments provided for herein are subject to withholding and other taxes.

         5.       Termination.

                  Notwithstanding Section 3, the term of the Employee's employment hereunder shall terminate on the first to occur of the (i) termination date provided for under Section 3 or (ii) any of the events described in the paragraphs of this Section 5.

                  (a) Death. In the event of the Employee's death, the Employee's employment shall terminate automatically, effective as of the date of death, and RBMG shall pay to his estate the Base Salary that otherwise would have been paid to the Employee pursuant to Section 4(a) up to the end of the fiscal quarter in which he died.

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                  (b) Disability. If the Employee, due to physical or mental illness, shall be disabled to perform substantially all of his duties for a continuous period of three months (a "disability"), then either the Employee or RBMG may by notice terminate the Employee's employment under this Agreement effective as of a date 30 days after the date such notice is given. The Employee's Base Salary during such three-month period and thereafter, prior to such termination, shall be reduced by the amount of any disability or similar benefits to which he is entitled, notwithstanding anything contained elsewhere in this Agreement to the contrary.

                  (c) Termination for Cause. The Employee's employment may be terminated effective immediately by RBMG for "cause" by notice of termination to the Employee. "Cause" for such termination shall be limited to the following:

                           (i) Breach by the Employee in any material respect of
                  any of the material covenants contained in this Agreement, which breach continues for 30 days following receipt of written notice given by RBMG's Board of Directors or its Chief Executive Officer specifying the breach and requesting that the Employee correct the same;

                           (ii) Chronic and disabling use of alcohol or
                  controlled substances that materially inhibits the performance of the Employee's duties under this Agreement for a period of not less than three consecutive months;

                           (iii) Employee's conviction of either a felony
                  involving moral turpitude or any crime in connection with his employment by RBMG which causes RBMG a substantial detriment;

                           (iv) Gross or willful neglect of the Employee's
                  duties; or

                           (v) Such conduct as results or as is likely to result
                  in substantial damage to the reputation of RBMG or any of the affiliates of RBMG.


                  (d) Compensation Upon Termination. Except as provided in Sections 5(a) and 5(b), all compensation to the Employee shall cease immediately on termination of the Employee's employment hereunder.

         6.       No Raid.

                  The Employee acknowledges that he has had and will have extensive contacts with employees and customers of, and others having business dealings with, RBMG. For the purposes of this Section and Sections 7, 8 and 9, the term "RBMG" shall be deemed to include subsidiaries, parents and affiliates of RBMG. Accordingly, the Employee covenants and agrees that during the term of his employment and during the two-year period immediately thereafter he will not
(i) solicit any of the employees of RBMG who were employed by RBMG during the time when the Employee was employed by RBMG to leave RBMG, (ii) interfere with the


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relationship of RBMG with any such employees or (iii) personally target or solicit to the detriment of RBMG any customers or others having business dealings with RBMG in the business activities and endeavors in which the Employee was involved. The Employee further covenants and agrees that during the term of his employment and during the two-year period immediately thereafter he will not make public statements in derogation of RBMG.

         7.       Blue Pencil.

                  The Employee acknowledges that the period and geographic area of restriction imposed by Section 6 is fair and reasonable and is reasonably required for the protection of RBMG. If any part or parts of Section 6 shall be held to be unenforceable or invalid, then the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Section 6 relating to the period or geographic area of restriction shall be deemed to exceed the maximum period of time or area which a court of competent jurisdiction would deem enforceable, then the time and area shall, for the purposes of Section 6, be deemed to be the maximum time period and area which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

         8.       Confidentiality.

                  The Employee acknowledges that he has had and will have access to certain information related to the business, operations, future plans and customers of RBMG, the disclosure or use of which could cause RBMG substantial losses and damages. Accordingly, the Employee covenants that during the term of his employment with RBMG and thereafter he will keep confidential all information and documents furnished to him by or on behalf of RBMG and not use the same to his advantage, except to the extent such information or documents are or thereafter become lawfully obtainable from other sources or are in the public domain through no fault on his part or as is consented to in writing by RBMG. Upon termination of his employment, the Employee shall return to RBMG all records, lists, files and documents which are in his possession and which relate to RBMG.

         9.       Right to Injunctive Relief.

                  The Employee agrees and acknowledges that a violation of the covenants contained in Sections 6 and 8 of this Agreement will cause irreparable damage to RBMG, and that it is and will be impossible to estimate or determine the damage that will be suffered by RBMG in the event of a breach by the Employee of any such covenant. Therefore, the Employee further agrees that in the event of any violation or threatened violation of such covenants, RBMG shall be entitled as a matter of course to an injunction issued by any court of competent jurisdiction restraining such violation or threatened violation by the Employee, such right to an injunction to be cumulative and in addition to whatever other remedies RBMG may have.

         10.      Representation by the Employee.


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                  The Employee hereby represents and warrants to RBMG that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or by which he is bound and that he is not now subject to any covenant against competition or similar covenant that would affect the performance of his duties hereunder.

         11.      No Assignment.

                  This Agreement is personal and shall in no way be subject to assignment, except by RBMG incident to the sale of all or substantially all of its business (whether by asset sale, stock sale or merger). Any attempt by one party to assign this Agreement in any other circumstances without the prior written consent of the other party shall be null and void.

         12.      Enforceability.

                  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         13.      Notices.

                  All notices and other communications required or permitted to be given hereunder shall be given by delivering the same in hand or by mailing the same by certified or registered mail, return receipt requested, postage prepaid, as follows:

                  if to RBMG, to:

                           Resource Bancshares Mortgage Group, Inc.
                           7909 Parklane Road
                           Columbia, South Carolina  29202-7486
                           Attention: Chief Executive Officer

                  if to the Employee, to:

                           Mr. Harold Lewis, Jr.

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                  (or to such other address as either party shall have furnished to the other by like notice)

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                  A notice shall be effective as of the date of such delivery or mailing, as the case may be.

         14.      Entire Agreement.

                  This Agreement constitutes the only agreement and understanding (other than the Change of Control Agreement dated as of May 3, 2000 between the Company and the Employee, employee benefit plans, policies and practices applicable to RBMG's executive officers generally) between RBMG, on the one hand, and the Employee, on the other hand, in relation to the subject of the Employee's employment by RBMG; and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth herein. This Agreement supersedes all previous understandings, agreements and representations, written or oral, between RBMG and the Employee regarding the Employee's employment by RBMG.

         15.      Governing Law.

                  This contract shall be construed under and be governed in all respects by the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of South Carolina.

         16.      Waiver;  Amendment.

                  No waiver in any instance by either party of any provision of this Agreement shall be deemed a waiver by such party of such provision in any other instance or a waiver of any other provision hereunder in any instance. This Agreement cannot be amended, supplemented or otherwise modified except in a writing signed by RBMG and the Employee.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.


                                     RESOURCE BANCSHARES MORTGAGE GROUP, INC.

                                     By:
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                                     Name:   Douglas K. Freeman
                                     Title:  Chief Executive Officer


                                                                         L.S.)
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                                               Harold Lewis, Jr.

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